FOURTH AMENDMENT TO

DISTRIBUTION AGREEMENT

This fourth amendment (this “Amendment”) to the distribution agreement novated September 30, 2021 (the “Agreement”) between Investment Managers Series Trust II (the “Trust”), and IMST Distributors, LLC (together with the Trust, the “Parties”), is effective as of October 25, 2023.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement.

WHEREAS, pursuant to Section 16 of the Agreement, all amendments are required to be in writing and executed by the Parties.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Each Fund is effective as of the date set forth in Exhibit A.

4.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

5.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

IMST DISTRIBUTORS, LLC		INVESTMENT MANAGERS SERIES TRUST II

By:	/s/ Teresa Cowan	By:	/s/ Joy Ausili

Date:	February 13, 2024	Date	February 8, 2024

EXHIBIT A

Funds	Effective Date
Abraham Fortress Fund	October 14, 2021
ACR Multi-Strategy Quality Return Fund	December 31, 2014
ACR International Quality Return (IQR) Fund	December 30, 2016
Arena Strategic Income Fund	July 20, 2022
Kennedy Capital ESG SMID Cap Fund	June 28, 2019
Kennedy Capital Small Cap Growth Fund	April 21, 2022
Kennedy Capital Small Cap Value Fund	April 21, 2022
The Ambassador Fund	December 17, 2021
The Diplomat Fund	July 20, 2022